Issuer Free Writing Prospectus dated May 20, 2019

Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus Supplement dated May 20, 2019

Registration Statement No. 333-228676

SUPERCONDUCTOR TECHNOLOGIES INC.

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus supplement dated May 20, 2019 (the “Preliminary Prospectus Supplement”) to the Prospectus dated December 11, 2018 included in the Registration Statement on Form S-3 (File No. 333-228676) (the “Registration Statement”) relating to the public offering of the common stock of Superconductor Technologies Inc. (the “Company”), which may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/895665/000119312519151943/d724004d424b5.htm

This free writing prospectus updates and supplements the Preliminary Prospectus Supplement and should be read together with the Preliminary Prospectus Supplement which supplements the Prospectus included in the Registration Statement. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus Supplement. References to “Company,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus Supplement.

This free writing prospectus reflects the following changes:

The following information updates the cover page of the Preliminary Prospectus Supplement, and any other parts of the Preliminary Prospectus Supplement where the context reasonably requires: We have granted the underwriter an option for a period of 45 days from the date of this prospectus supplement to purchase up to an additional              shares of common stock at the public offering price less underwriting discounts and commissions. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $ and the total proceeds to us, before expenses, will be $    .

This filing contains forward-looking statements that involve substantial risks and uncertainties, some of which cannot be predicted or quantified. All statements other than statements of historical facts contained in this filing, including statements regarding the Company’s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described in the section titled “Risk Factors” and elsewhere in the preliminary prospectus contained within the Registration Statement. The forward-looking statements made in this filing relate only to events as of the date on which the statements are made. The Company undertakes no obligation to update any forward-looking statements made in this filing to reflect events or circumstances after the date of this filing or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. Please refer to the section of the preliminary prospectus contained within the Registration Statement titled “Special Note Regarding Forward-Looking Statements” for more information.

The Company has filed a registration statement (including a prospectus) with the SEC relating to the offering of its common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering of its common stock. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by email at placements@hcwco.com.